UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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FEDERAL TRUST CORPORATION

(Name of Registrant as Specified in its Charter)

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Federal Trust Corporation

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May 15, 2006

May 12, 2006

Dear Fellow Shareholders:

As we approach the 2006 Annual Meeting, your Board of Directors asks for your support!

It is easy to criticize a company by measuring it to a hand picked peer group to make numbers say what you want; however, the truth is that Federal Trust Corporation’s performance continues to improve and your investment is becoming more valuable.

Attached is a non-biased review of Federal Trust’s performance. SNL Financial, a leading financial publication, has ranked Federal Trust 53rd in the top public thrifts in the United States for 2005. This is the first time Federal Trust has been ranked — not bad for our initial appearance. This independent ranking and the appreciation of your investment could not have been possible if your company functioned as portrayed by Keefe Managers, LLC.

Our growth has been fueled by the fact that we operate as a community bank, which means having local directors that know our community, can be seen at events and can attract business opportunities for our Company. Mr. Hill, a long-time resident of Central Florida with banking experience, has Chaired the Audit Committee since 1998. Mr. Hill, like our other directors, stays current with industry trends and corporate governance issues, most recently completing the Directors’ College presented by the National Association of Corporate Directors. His experience and skills are invaluable to Federal Trust.

We recently expanded our Board of Directors with the addition of Eric Reinhold. Mr. Reinhold is a successful entrepreneur and a successful financial planner with significant business contacts in our local market. He is well acquainted with financial statements and investments and, if elected, will be a strong addition to our Board and in actively participating on Board committees.

The nominee proposed by Keefe Managers, LLC, has a reputation of being a turn- around specialist. When I met with Robert Goldstein, I asked him what he thought needed to be addressed at Federal Trust, or if he was aware of any specific problems. He indicated that all that he was aware of was the narrow margin of approval on the stock compensation plan received at last year’s Annual Meeting. While we appreciate his interest in serving as a director, we do not believe that he possesses the requisite contacts or knowledge of our market, with his residence in Connecticut and being Chairman of a California company and a director of a Pennsylvania bank holding company.

May 12, 2006

The bottom line is: since April 1, 2004 to date, Federal Trust’s stock has increased by 54% from $7.85 to $12.12. The financial institution that Mr. Goldstein has been associated with in the same period has gone from $22.35 to $16.08, a decrease of 28%. The Board’s position has always been, and will continue to be, to increase shareholder value and to serve the interests of ALL shareholders, not a select few.

For the reasons stated, we ask that you support the proposals presented by Federal Trust by completing and returning the enclosed GREEN Proxy Card, voting:

•	FOR - the election of Kenneth W. Hill and Eric Reinhold as Class I directors;

•	FOR - the appointment of Hacker, Johnson & Smith, P.A., as our independent auditors for 2006; and

•	FOR - the approval to adjourn the Annual Meeting, if necessary, to solicit additional proxies.

Sincerely,

/s/ James V. Suskiewich
James V. Suskiewich
Chairman & Chief Executive Officer